Exhibit 99.1

FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces Appointment of New CFO
Andy Eidson Takes On Expanded Role as Philip Cavatoni Departs
BRISTOL, VA, March 18, 2016 – Alpha Natural Resources, Inc. (ANRZQ) today announced that Andy Eidson, Senior Vice President for Strategy and Business Development, will assume additional duties as the CFO. Mr. Eidson, who has served in his current position since December 2015 and in other positions with Alpha since 2010, will join Alpha’s Management Committee in the expanded role of Executive Vice President and Chief Financial Officer.

Mr. Eidson will succeed Philip Cavatoni, who informed the company of his intention to resign his position as Chief Financial and Strategy Officer, effective March 23, to pursue another employment opportunity outside of the coal industry. Mr. Eidson’s appointment will be effective on that date.

“Andy has excelled in his prior positions at Alpha and I’m confident his experience, energy, and talent will ensure a smooth transition in his new role,” said Alpha’s Chairman and CEO Kevin Crutchfield. “As Alpha continues to navigate its restructuring process, emerging leaders like Andy will be vital in shaping the organization’s future.”

Mr. Eidson previously served as Vice President, Mergers and Acquisitions at Alpha. Prior to joining the Company in July 2010, Mr. Eidson worked in several financial positions across industry sectors, including at PricewaterhouseCoopers LLP, Eastman Chemical Company, and most recently Penn Virginia Resource Partners, where he led mergers and acquisitions projects for the coal segment and managed the budgeting and planning process. Mr. Eidson holds a bachelor of science degree, cum laude, in commerce and business administration from the University of Alabama and a master of business administration degree from Milligan College.

Mr. Cavatoni has been with the company since 2009 and previously served as Executive Vice President and Chief Strategy Officer, as well as Treasurer and Executive Vice President, Finance and Strategy, before assuming the CFO role in March 2015.

“Phil’s strategic thinking and financial acumen have been valuable assets to Alpha over the past seven years,” said Crutchfield. “We wish him much success in his next endeavor.”

Alpha and certain of its wholly-owned subsidiaries filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code on August 3, 2015. More information about Alpha’s bankruptcy process and legal filings made with the Court to date can be found at www.kccllc.net/alpharestructuring.

About Alpha Natural Resources
Alpha Natural Resources is one of the largest and most regionally diversified coal suppliers in the United States. With affiliate mining operations in Virginia, West Virginia, Kentucky, Pennsylvania and Wyoming, Alpha supplies metallurgical coal to the steel industry and thermal coal to generate power to customers on five continents.  Alpha is committed to being a leader in mine safety with our Running Right safety process, and an environmental steward in the communities where its affiliates operate. For more information, visit Alpha’s website (www.alphanr.com).

Media Contact
Steve Hawkins
276-285-2037
shawkins@alphanr.com
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